Exhibit 99.1

Press Release

For Immediate Release

Contact:	David A. Brager
Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Third Quarter of 2021

•	Net Earnings of $49.8 million for the third quarter of 2021, or $0.37 per share
•	6% Quarter-over-Quarter Annualized Core Loan Growth
•	Year-to-Date Efficiency Ratio of 40.9%
•	Return on Average Tangible Common Equity of 14.6% for the third quarter of 2021

Ontario, CA, October 20, 2021-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended September 30, 2021.

CVB Financial Corp. reported net income of $49.8 million for the quarter ended September 30, 2021, compared with $51.2 million for the quarter ended June 30, 2021 and $47.5 million for the quarter ended September 30, 2020. Diluted earnings per share were $0.37 for the third quarter, compared to $0.38 for the prior quarter and $0.35 for the same period last year. The third quarter of 2021 included $4.0 million in recapture of provision for credit losses, primarily due to a modest improvement in our economic forecast. In comparison, the second quarter of 2021 included $2.0 million in recapture of provision. The Company’s allowance for credit losses at September 30, 2021 of $65.4 million, compares to the pre-pandemic allowance of $68.7 million at December 31, 2019.

David Brager, Chief Executive Officer of Citizens Business Bank, commented, “Citizens Business Bank remains well positioned to take advantage of the improving economic environment in California. Our pre-tax, pre-provision earnings remain strong despite the impact of the low interest rate environment and prevailing lower line utilization rates due to strong customer liquidity. We believe that our net interest margins will increase in a rising rate environment, and we are seeing the steady improvement in our loan pipelines from previous quarters translate into solid loan growth in the third quarter. We are also excited about our announced acquisition of Suncrest Bank and the opportunities it provides to expand into the Sacramento market as well as to solidify our significant position in the Central Valley.”

Net income of $49.8 million for the third quarter of 2021 produced an annualized return on average equity (“ROAE”) of 9.49% and an annualized return on average tangible common equity (“ROATCE”) of 14.62%. ROAE and ROATCE for the second quarter of 2021 were 10.02% and 15.60%, respectively, and 9.51% and 15.20%, respectively, for the third quarter of 2020. Annualized return on average assets (“ROAA”) was 1.26% for the third quarter, compared to 1.35% for the second quarter and 1.38% for the third quarter of 2020. The efficiency ratio for the third quarter of 2021 was 42.27%, compared to 40.05% for the second quarter of 2021 and 42.57% for the third quarter of 2020.

Net income totaled $164.8 million for the nine months ended September 30, 2021. This represented a $37.7 million, or 29.68%, increase from the prior year, as we recaptured $25.5 million of provision for credit losses for the first nine months of 2021 compared to a $23.5 million provision for credit losses for the same period of 2020. Diluted earnings per share were $1.21 for the nine months ended September 30, 2021, compared to $0.93 for the same period of 2020. Net income for the nine months ended September 30, 2021 produced an annualized ROAE of 10.73%, an ROATCE of 16.64% and an ROAA of 1.46%. This compares to ROAE of 8.55%, an ROATCE of 13.76% and an ROAA of 1.35% for the first nine months of 2020. The efficiency ratio for the nine months ended September 30, 2021 was 40.85%, compared to 41.66% for the first nine months of 2020.

Net interest income before recapture of provision for credit losses was $103.3 million for the third quarter of 2021. This represented a $2.1 million, or 1.98%, decrease from the second quarter of 2021, and was flat compared to the third quarter of 2020. Total interest income was $104.5 million for the third quarter of 2021, which was $2.5 million, or 2.32%, lower than the second quarter of 2021 and $2.1 million, or 1.95%, lower than the same period last year. Total interest income and fees on loans for the third quarter of 2021 of $88.4 million decreased $3.3 million from the second quarter of 2021, and decreased $5.8 million, or 6.17%, from the third quarter of 2020. Total investment income of $15.0 million increased $461,000 from the second quarter of 2021 and increased $3.2 million, or 26.89%, from the third quarter of 2020. Interest expense decreased $392,000 from the prior quarter and decreased $2.1 million, or 62.19%, compared to the third quarter of 2020.

During the third quarter of 2021 we recaptured $4.0 million of provision for credit losses, compared to a recapture of $2.0 million of provision for credit losses in the second quarter of 2021. The recapture during the quarter reflects continued improvement in our economic forecast of certain macroeconomic variables, as the negative economic impact from the pandemic continues to wane. A $25.5 million recapture of provision for credit losses was recorded for the nine months ended September 30, 2021. In comparison, $23.5 million in provision for credit losses was recorded for the nine months ended September 30, 2020 due to the severe economic forecast at that time as a result of the pandemic.

Noninterest income was $10.5 million for the third quarter of 2021, compared with $10.8 million for the second quarter of 2021 and $13.2 million for the third quarter of 2020. Trust and investment services income declined by $486,000, compared to the second quarter of 2021 and grew by $276,000 year-over-year. Service charges on deposit accounts increased $344,000 quarter-over-quarter and increased $543,000 from the third quarter of 2020. Swap fee income increased $167,000 quarter-over-quarter and decreased $1.4 million from the third quarter of 2020. The third quarter of 2020 included a $1.7 million net gain on the sale of one of our bank owned buildings.

Noninterest expense for the third quarter of 2021 was $48.1 million, compared to $46.5 million for the second quarter of 2021 and $49.6 million for the third quarter of 2020. The $1.5 million quarter-over-quarter increase was primarily due to a $1.0 million recapture of provision for unfunded loan commitments recorded in the second quarter of 2021 and $809,000 in acquisition expense in the third quarter related to the announced merger with Suncrest Bank. A $905,000 increase in salaries and employee benefit costs resulted from a one-time reduction in benefit expense of approximately $1 million during the second quarter of 2021. Marketing and promotion expense decreased $900,000 due to the timing of donations made during the second quarter of 2021. The year-over-year decrease of $1.5 million included a $1.3 million decrease in salaries and employee benefits, including $1.1 million in additional bonus expense for “Thank You Awards” paid to all Bank employees during the third quarter of 2020, and a $700,000 write-down of one OREO property in the third quarter of 2020. Compared to the third quarter of 2020, merger related expenses increased $809,000 and regulatory assessment expense increased $227,000 in the third quarter of 2021 compared to the prior year quarter, resulting from the final application of assessment credits provided by the FDIC at the end of the second quarter of 2020. As a percentage of average assets, noninterest expense was 1.22% for the third quarter of 2021, compared to 1.23% for the second quarter of 2021 and 1.44% for the third quarter of 2020.

Net Interest Margin and Earning Assets

Our net interest margin (tax equivalent) was 2.89% for the third quarter of 2021, compared to 3.06% for the second quarter of 2021 and 3.34% for the second quarter of 2020. Total average earning asset yields (tax equivalent) were 2.92% for the third quarter of 2021, compared to 3.11% for the second quarter of 2021 and 3.45% for the third quarter of 2020. The decrease in earning asset yield from the prior quarter was due to a combination of a 3 basis point decline in loan yields and a change in asset mix with loan balances declining to 54.97% of earning assets on average for the third quarter of 2021, compared to 59.22% for the second quarter of 2021. Interest and fee income from Paycheck Protection Program (“PPP”) loans was approximately $7.9 million in the third quarter of 2021, compared to $8.1 million in the second quarter of 2021. The decrease in earning asset yield compared to the third quarter of 2020 was primarily due a change in asset mix with loan balances declining to 54.97% of earning assets on average for the third quarter of 2021, compared to 67.08% for the third quarter of 2020. The decline in interest rates since the start of the pandemic has had a negative impact on loan yields, which after excluding discount accretion, nonaccrual interest income, and the impact from PPP loans, declined by 23 basis points compared to the third quarter of 2020. The significant decline in interest rates also impacted the tax equivalent yield on investments, which decreased by 45 basis points from the third quarter of 2020, but remained essentially the same as the prior quarter. Earning asset yields were further impacted by a change in asset mix resulting from an $876.6 million increase in average balances at the Federal Reserve compared to the third quarter of 2020. Average earning assets increased from the second quarter of 2021 by $471.1 million to $14.40 billion for the third quarter of 2021. Of the increase in earning assets, $186.8 million represented an increase in average investment securities while average loans declined by $333.0 million. Average investments increased by $1.51 billion, while balances at the Federal Reserve grew on average by $876.6 million compared to the third quarter of 2020. Average earning assets increased by $1.91 billion from the third quarter of 2020. Average loans declined by $465.8 million from the third quarter of 2020, which included a $336.7 million decrease in PPP loans on average.

Total cost of funds declined to 0.04% for the third quarter of 2021 from 0.05% for the second quarter of 2021. The Company redeemed $27.6 million in subordinated debt on June 15, 2021, which had an average interest rate of 1.57% during the previous quarter. Noninterest bearing deposits grew on average by $292.8 million, from the second quarter of 2021, while interest-bearing deposits and customer repurchase agreements grew on average by $124.3 million. The cost of interest-bearing deposits and customer repurchase agreements declined from 0.12% for the prior quarter to 0.09% for the third quarter of 2021. In comparison to the third quarter of 2020, our overall cost of funds decreased by 7 basis points, as average noninterest bearing deposits grew by $1.26 billion, compared to average growth of $652.6 million in interest-bearing deposits. The cost of interest-bearing deposits and customer repurchase agreements declined by 19 basis points when compared to the third quarter of 2020. On average, noninterest bearing deposits were 62.94% of total deposits during the current quarter.

Income Taxes

Our effective tax rate for the quarter and nine months ended September 30, 2021 was 28.60%, compared with 29.00% for the quarter and nine months ended September 30, 2020, respectively. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $16.20 billion at September 30, 2021. This represented an increase of $662.3 million, or 4.26%, from total assets of $15.54 billion at June 30, 2021. Interest-earning assets of $14.93 billion at September 30, 2021 increased $669.7 million, or 4.70%, when compared with $14.26 billion at June 30, 2021. The increase in interest-earning assets was primarily due to a $667.1 million increase in investment securities and a $223.4 million increase in interest-earning balances due from the Federal Reserve, partially offset by a $221.8 million decrease in total loans which included a decrease in PPP loans of approximately $327 million for the current quarter.

The Company’s total assets of $16.20 billion at September 30, 2021, represented an increase of $1.78 billion, or 12.36%, from total assets of $14.42 billion at December 31, 2020. Interest-earning assets of $14.93 billion at September 30, 2021 increased $1.71 billion, or 12.92%, when compared with $13.22 billion at December 31, 2020. The increase in interest-earning assets was primarily due to a $1.66 billion increase in investment securities and a $565.9 million increase in interest-earning balances due from the Federal Reserve, partially offset by a $499.3 million decrease in total loans which included a decrease in PPP loans of $552 million for the nine months ended September 30, 2021.

Total assets of $16.20 billion at September 30, 2021 increased by $2.38 billion, or 17.24%, from total assets of $13.82 billion at September 30, 2020. Interest-earning assets increased $2.34 billion, or 18.58%, when compared with $12.59 billion at September 30, 2020. The increase in interest-earning assets includes a $1.85 billion increase in investment securities and a $1.06 billion increase in interest-earning balances due from the Federal Reserve, partially offset by a $558.4 million decrease in total loans which included PPP loan decrease of $770 million. Total loans include the remaining outstanding balance in PPP loans, totaling $331 million as of September 30, 2021, compared to $657.8 million as of June 30, 2021 and $1.1 billion as of September 30, 2020. Excluding PPP loans, total loans grew by $105.1 million from June 30, 2021 and grew by $211.8 million compared to September 30, 2020.

Investment Securities

Total investment securities were $4.64 billion at September 30, 2021, an increase of $667.1 million, or 16.81%, from $3.97 billion at June 30, 2021, an increase of $1.66 billion from December 31, 2020, and an increase of $1.85 billion, or 66.56%, from $2.78 billion at September 30, 2020. In the third quarter of 2021, we purchased $892.5 million of securities with an average investment yield of approximately 1.70%, compared to $317.1 million of securities with an average investment yield of approximately 1.69% in the second quarter of 2021 and $1.23 billion of securities purchased in the first quarter of 2021, with an average expected yield of approximately 1.57%.

At September 30, 2021, investment securities held-to-maturity (“HTM”) totaled $1.71 billion, a $1.13 billion, or 195.69%, increase from December 31, 2020 and a $1.13 billion increase, or 196.17%, from September 30, 2020. In the third quarter of 2021, we purchased approximately $705.1 million of HTM securities. Approximately $546 million of HTM securities were purchased in the first quarter of 2021.

At September 30, 2021 investment securities available-for-sale (“AFS”) totaled $2.93 billion, inclusive of a pre-tax net unrealized gain of $8.8 million. AFS securities increased by $526.1 million, or 21.93%, from December 31, 2020, and increased by $719.4 million, or 32.62%, from September 30, 2020. During the third quarter of 2021, we purchased approximately $187.4 million of AFS securities, compared to approximately $317.1 million of AFS securities purchased in the second quarter of 2021 and approximately $683 million of AFS securities purchased in the first quarter of 2021.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $3.81 billion at September 30, 2021, compared to $2.66 billion at December 31, 2020 and $2.48 billion at September 30, 2020. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $242.8 million as of September 30, 2021, or approximately 5% of our total investment portfolio. These securities are located in 28 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Minnesota at 21.18%, Texas at 10.39%, Massachusetts at 10.30%, Ohio at 8.16%, and Connecticut at 5.74%.

Loans

Total loans and leases, at amortized cost, of $7.85 billion at September 30, 2021 decreased by $221.8 million, or 2.75%, from $8.07 billion at June, 2021. The $221.8 million decrease in total loans included decreases of $326.9 million in PPP loans, $10.9 million in construction loans, and $5.8 million in SFR mortgage loans, partially offset by increases of $64.0 million in commercial real estate loans, $21.8 million in dairy & livestock and agribusiness loans, $20.9 million in commercial and industrial loans, and $15.8 million in Small Business Administration (“SBA”) loans. After adjusting for PPP loans, our loans grew by $105.1 million or at an annualized rate of approximately 6% from the end of the second quarter of 2021.

Total loans and leases, at amortized cost, of $7.85 billion at September 30, 2021 decreased by $499.3 million, or 5.98%, from December 31, 2020. The $499.3 million decrease in total loans included decreases of $552.0 million in PPP loans, $81.6 million in dairy & livestock and agribusiness loans due to seasonal pay downs, $42.1 million in commercial and industrial loans, $39.2 million in SFR mortgage loans, $7.7 million in construction loans, and $13.5 million in consumer and other loans, partially offset by an increase of $233.2 million in commercial real estate loans and $3.6 million in SBA loans. After adjusting for seasonality and PPP loans, our loans grew by $134.3 million or at an annualized rate of approximately 3% from the end of the fourth quarter of 2020.

Total loans and leases, at amortized cost, decreased by $558.4 million, or 6.64%, from September 30, 2020. The decrease in total loans included a $770.2 million decline in PPP loans. After excluding the impact of PPP loans, the $211.8 million or approximately 3% increase in core loans included increases of $306.5 million in commercial real estate loans, $26.8 million in dairy & livestock and agribusiness loans and $9.3 million in municipal lease financings. Partially offsetting these increases were declines of $47.1 million in commercial and industrial loans, $43.4 million in SFR mortgage loans, $24.5 million in construction loans, and $15.8 million in consumer and other loans.

Asset Quality

During the third quarter of 2021, we experienced credit charge-offs of $11,000 and total recoveries of $33,000, resulting in net recoveries of $22,000. The allowance for credit losses (“ACL”) totaled $65.4 million at September 30, 2021, compared to $93.7 million at December 31, 2020 and $93.9 million at September 30, 2020. The allowance for credit losses for 2021 was decreased by $25.5 million, due to the improved outlook in our forecast of certain macroeconomic variables that were influenced by the economic impact of the pandemic and government stimulus, and by $2.8 million in year-to-date net charge-offs. At September 30, 2021, ACL as a percentage of total loans and leases outstanding was 0.83%. This compares to 1.12% and 1.12% at December 31, 2020 and September 30, 2020, respectively. When PPP loans are excluded, ACL as a percentage of total adjusted loans and leases outstanding was 0.87% at September 30, 2021, compared to 1.25% at December 31, 2020 and 1.28% at September 30, 2020.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, were $8.4 million at September 30, 2021, or 0.11% of total loans. This compares to nonperforming loans of $14.3 million, or 0.17% of total loans, at December 31, 2020 and $11.8 million, or 0.14% of total loans, at September 30, 2020. The $8.4 million in nonperforming loans at September 30, 2021 are summarized as follows: $4.1 million in commercial real estate loans, $2.0 million in commercial and industrial loans, $1.5 million in SBA loans, $399,000 in SFR mortgage loans, $305,000 in consumer and other loans, and $118,000 in dairy & livestock and agribusiness loans.

As of September 30, 2021, we had no OREO properties, compared to $3.4 million at December 31, 2020 and $4.2 million at September 30, 2020.

At September 30, 2021, we had loans delinquent 30 to 89 days of $1.1 million. This compares to $3.1 million at December 31, 2020 and $3.8 million at September 30, 2020. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.01% at September 30, 2021, 0.04% at December 31, 2020, and 0.04% at September 30, 2020.

At September 30, 2021, we had $8.0 million in performing TDR loans, compared to $2.2 million in performing TDR loans at December 31, 2020 and $2.2 million in performing TDR loans at September 30, 2020.

Nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, totaled $8.4 million at September 30, 2021, $17.7 million at December 31, 2020, and $16.0 million at September 30, 2020. As a percentage of total assets, nonperforming assets were 0.05% at September 30, 2021, 0.12% at December 31, 2020, and 0.12% at September 30, 2020.

Classified loans are loans that are graded “substandard” or worse. At September 30, 2021, classified loans totaled $49.8 million, compared to $78.8 million at December 31, 2020 and $72.7 million at September 30, 2020.

Deposits & Customer Repurchase Agreements

Deposits of $12.93 billion and customer repurchase agreements of $659.6 million totaled $13.59 billion at September 30, 2021. This represented an increase of $342.5 million, or 2.59%, when compared with $13.25 billion at June 30, 2021. Total deposits and customer repurchase agreements increased $1.41 billion, or 11.61% when compared to $12.18 billion at December 31, 2020 and increased $1.94 billion, or 16.63%, when compared with $11.65 billion at September 30, 2020.

Noninterest-bearing deposits were $8.31 billion at September 30, 2021, an increase of $245.3 million, or 3.04%, when compared to June 30, 2021, an increase of $855.3 million, or 11.47%, when compared to $7.46 billion at December 31, 2020, and an increase of $1.39 billion, or 20.11%, when compared to $6.92 billion at September 30, 2020. At September 30, 2021, noninterest-bearing deposits were 64.27% of total deposits, compared to 63.66% at June 30, 2021, 63.52% at December 31, 2020 and 61.95% at September 30, 2020.

Capital

The Company’s total equity was $2.06 billion at September 30, 2021. This represented an increase of $55.9 million, or 2.79%, from total equity of $2.01 billion at December 31, 2020. The increase was primarily due to net earnings of $164.8 million, partially offset by a $32.3 million decrease in other comprehensive income from the tax effected impact of the decrease in market value of available-for-sale securities and $73.4 million in cash dividends. During the third quarter, we repurchased 390,336 shares of common stock for $7.4 million, or an average repurchase price of $18.97. Our tangible book value per share at September 30, 2021 was $10.13.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards. As of September 30, 2021, the Company’s Tier 1 leverage capital ratio was 9.2%, common equity Tier 1 ratio was 14.9%, Tier 1 risk-based capital ratio was 14.9%, and total risk-based capital ratio was 15.7%.

CitizensTrust

As of September 30, 2021 CitizensTrust had approximately $3.28 billion in assets under management and administration, including $2.39 billion in assets under management. Revenues were $2.7 million for the third quarter of 2021 and $8.5 million for the nine months ended September 30, 2021, compared to $2.4 million and $7.3 million, respectively, for the same periods of 2020. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $15 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 58 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 21, 2021 to discuss the Company’s third quarter 2021 financial results.

To listen to the conference call, please dial (833) 301-1161, participant passcode 9938279. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through October 28, 2021 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (855) 859-2056, participant passcode 9938279.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions, political events and public health developments and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for credit losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions, including our recently announced agreement to acquire Suncrest Bank ; the effects of new laws, regulations and/or government programs, including those laws, regulations and programs enacted by federal, state or local governments in the geographic jurisdictions in which we do business in response to the current national emergency declared in connection with the COVID-19 pandemic; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; the effects of the Company’s participation in one or more of the new lending programs recently established by the Federal Reserve, including the Main Street New Loan Facility, the Main Street Priority Loan Facility and the Nonprofit Organization New Loan Facility, and the impact of any related actions or decisions by the Federal Reserve Bank of Boston and its special purpose vehicle established pursuant to such lending programs; the effect of changes in other pertinent laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for credit losses, consumer, commercial or secured lending, securities regulation and securities trading and hedging, bank operations, compliance, fair lending rules and regulations, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management, customer and employee privacy, and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates or monetary policies, including the possible imposition of negative interest rates on bank reserves; the impact of the anticipated phase-out of the London Interbank Offered Rate (LIBOR) on interest rate indexes specified in certain of our customer loan agreements and in our interest rate swap arrangements, including any economic and compliance effects related to the expected change from LIBOR to an alternative reference rate; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to public health, physical site access and/or communication facilities; cyber incidents, attacks, infiltrations, exfiltrations, or theft or loss of any Company, customer or employee data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, climate change or extreme weather events, that may affect electrical, environmental and communications or other services, computer services or facilities we use, or that may affect our assets, customers, employees or third parties with whom we conduct business; our timely development and implementation of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems, applications and controls;

changes in commercial or consumer spending, borrowing and savings patterns, preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, block-chain technology and other financial products, systems or services); our ability to retain and increase market share, to retain and grow customers and to control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s capital, deposits, assets or customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or to make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the principal regulatory agencies with jurisdiction over the Company, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to recruit and retain or expand or contract our workforce, management team, key executive positions and/or our board of directors; our ability to identify suitable, qualified replacements for any of our executive officers who may leave their employment with us, including our Chief Executive Officer; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, lender liability, bank operations, check or wire fraud, financial product or service, data privacy, health and safety, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DFPI; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2020, and particularly the discussion of risk factors within that document. Among other risks, the ongoing COVID-19 pandemic may significantly affect the banking industry, the health and safety of the Company’s employees, and the Company’s business prospects. The ultimate impact of the COVID-19 pandemic on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the impact on the economy, our customers, our employees and our business partners, the safety, effectiveness, distribution and acceptance of vaccines developed to mitigate the pandemic, and actions taken by governmental authorities in response to the pandemic. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30, 2021	December 31, 2020	September 30, 2020
Assets
Cash and due from banks	$159,563	$122,305	$145,455
Interest-earning balances due from Federal Reserve	2,401,800	1,835,855	1,339,498

Total cash and cash equivalents	2,561,363	1,958,160	1,484,953

Interest-earning balances due from depository institutions	27,260	43,563	44,367
Investment securities available-for-sale	2,925,060	2,398,923	2,205,646
Investment securities held-to-maturity	1,710,938	578,626	577,694

Total investment securities	4,635,998	2,977,549	2,783,340

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	7,849,520	8,348,808	8,407,872
Allowance for credit losses	(65,364)	(93,692)	(93,869)

Net loans and lease finance receivables	7,784,156	8,255,116	8,314,003

Premises and equipment, net	49,812	51,144	51,477
Bank owned life insurance (BOLI)	251,781	226,818	228,132
Intangibles	27,286	33,634	35,804
Goodwill	663,707	663,707	663,707
Other assets	182,547	191,935	195,240

Total assets	$16,201,598	$14,419,314	$13,818,711

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,310,709	$7,455,387	$6,919,423
Investment checking	594,347	517,976	447,910
Savings and money market	3,680,721	3,361,444	3,356,353
Time deposits	344,439	401,694	445,148

Total deposits	12,930,216	11,736,501	11,168,834
Customer repurchase agreements	659,579	439,406	483,420
Other borrowings	-	5,000	10,000
Junior subordinated debentures	-	25,774	25,774
Payable for securities purchased	421,751	60,113	-
Other liabilities	126,132	144,530	148,726

Total liabilities	14,137,678	12,411,324	11,836,754

Stockholders’ Equity
Stockholders’ equity	2,060,842	1,972,641	1,945,864
Accumulated other comprehensive income, net of tax	3,078	35,349	36,093

Total stockholders’ equity	2,063,920	2,007,990	1,981,957

Total liabilities and stockholders’ equity	$16,201,598	$14,419,314	$13,818,711

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Assets
Cash and due from banks	$156,575	$157,401	$156,132	$154,861	$154,543
Interest-earning balances due from Federal Reserve	2,328,745	1,711,878	1,452,167	1,890,160	916,849

Total cash and cash equivalents	2,485,320	1,869,279	1,608,299	2,045,021	1,071,392

Interest-earning balances due from depository institutions	27,376	26,907	41,982	32,074	30,362
Investment securities available-for-sale	2,942,255	2,862,552	2,006,829	2,787,617	1,774,620
Investment securities held-to-maturity	1,169,892	1,062,842	594,751	1,005,613	626,594

Total investment securities	4,112,147	3,925,394	2,601,580	3,793,230	2,401,214

Investment in stock of FHLB	17,688	17,688	17,688	17,688	17,688
Loans and lease finance receivables	7,916,443	8,249,481	8,382,257	8,144,105	7,972,208
Allowance for credit losses	(69,309)	(71,756)	(93,972)	(78,094)	(82,529)

Net loans and lease finance receivables	7,847,134	8,177,725	8,288,285	8,066,011	7,889,679

Premises and equipment, net	50,105	50,052	52,052	50,348	52,817
Bank owned life insurance (BOLI)	251,099	239,132	227,333	239,137	226,209
Intangibles	28,240	30,348	37,133	30,377	39,376
Goodwill	663,707	663,707	663,707	663,707	663,707
Other assets	190,445	189,912	189,117	190,034	183,118

Total assets	$15,673,261	$15,190,144	$13,727,176	$15,127,627	$12,575,562

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,991,462	$7,698,640	$6,731,711	$7,646,283	$6,063,469
Interest-bearing	4,704,976	4,633,103	4,184,688	4,591,779	3,844,874

Total deposits	12,696,438	12,331,743	10,916,399	12,238,062	9,908,343
Customer repurchase agreements	636,393	583,996	504,039	593,543	475,103
Other borrowings	4	3,022	10,020	2,658	4,833
Junior subordinated debentures	-	20,959	25,774	15,483	25,774
Payable for securities purchased	151,866	98,771	157,057	113,685	53,630
Other liabilities	108,322	102,697	128,045	110,064	121,579

Total liabilities	13,593,023	13,141,188	11,741,334	13,073,495	10,589,262

Stockholders’ Equity
Stockholders’ equity	2,067,072	2,041,906	1,948,351	2,035,787	1,956,676
Accumulated other comprehensive income, net of tax	13,166	7,050	37,491	18,345	29,624

Total stockholders’ equity	2,080,238	2,048,956	1,985,842	2,054,132	1,986,300

Total liabilities and stockholders’ equity	$15,673,261	$15,190,144	$13,727,176	$15,127,627	$12,575,562

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest income:
Loans and leases, including fees	$88,390	$91,726	$94,200	$271,911	$281,669
Investment securities:
Investment securities available-for-sale	9,813	9,410	8,447	28,382	26,945
Investment securities held-to-maturity	5,188	5,130	3,375	14,258	11,033

Total investment income	15,001	14,540	11,822	42,640	37,978
Dividends from FHLB stock	258	283	215	758	761
Interest-earning deposits with other institutions	898	479	389	1,790	1,285

Total interest income	104,547	107,028	106,626	317,099	321,693

Interest expense:
Deposits	1,113	1,425	2,958	4,350	10,077
Borrowings and junior subordinated debentures	135	215	343	594	1,416

Total interest expense	1,248	1,640	3,301	4,944	11,493

Net interest income before (recapture of) provision for credit losses	103,299	105,388	103,325	312,155	310,200
(Recapture of) provision for credit losses	(4,000)	(2,000)	-	(25,500)	23,500

Net interest income after (recapture of) provision for credit losses	107,299	107,388	103,325	337,655	286,700

Noninterest income:
Service charges on deposit accounts	4,513	4,169	3,970	12,667	12,555
Trust and investment services	2,681	3,167	2,405	8,459	7,302
Gain on OREO, net	-	48	13	477	23
Gain on sale of building, net	-	-	1,680	-	1,680
Other	3,289	3,452	5,085	13,397	15,385

Total noninterest income	10,483	10,836	13,153	35,000	36,945

Noninterest expense:
Salaries and employee benefits	29,741	28,836	31,034	88,283	90,617
Occupancy and equipment	5,122	4,949	5,275	14,934	15,143
Professional services	1,626	2,248	2,019	6,042	6,643
Computer software expense	3,020	2,657	2,837	8,521	8,407
Marketing and promotion	857	1,799	728	3,381	3,538
Amortization of intangible assets	2,014	2,167	2,292	6,348	7,182
(Recapture of) provision for unfunded loan commitments	-	(1,000)	-	(1,000)	-
Acquisition related expenses	809	-	-	809	-
Other	4,910	4,889	5,403	14,489	13,097

Total noninterest expense	48,099	46,545	49,588	141,807	144,627

Earnings before income taxes	69,683	71,679	66,890	230,848	179,018
Income taxes	19,930	20,500	19,398	66,023	51,915

Net earnings	$49,753	$51,179	$47,492	$164,825	$127,103

Basic earnings per common share	$0.37	$0.38	$0.35	$1.21	$0.93

Diluted earnings per common share	$0.37	$0.38	$0.35	$1.21	$0.93

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.54	$0.54

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest income - tax equivalent (TE)	$104,812	$107,300	$106,950	$317,909	$322,732
Interest expense	1,248	1,640	3,301	4,944	11,493

Net interest income - (TE)	$103,564	$105,660	$103,649	$312,965	$311,239

Return on average assets, annualized	1.26%	1.35%	1.38%	1.46%	1.35%
Return on average equity, annualized	9.49%	10.02%	9.51%	10.73%	8.55%
Efficiency ratio [1]	42.27%	40.05%	42.57%	40.85%	41.66%
Noninterest expense to average assets, annualized	1.22%	1.23%	1.44%	1.25%	1.54%
Yield on average loans	4.43%	4.46%	4.47%	4.46%	4.72%
Yield on average earning assets (TE)	2.92%	3.11%	3.45%	3.09%	3.82%
Cost of deposits	0.03%	0.05%	0.11%	0.05%	0.14%
Cost of deposits and customer repurchase agreements	0.04%	0.05%	0.11%	0.05%	0.14%
Cost of funds	0.04%	0.05%	0.11%	0.05%	0.15%
Net interest margin (TE)	2.89%	3.06%	3.34%	3.04%	3.68%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.
Weighted average shares outstanding
Basic	135,200,249	135,285,867	135,016,723	135,225,605	136,368,742
Diluted	135,383,614	135,507,364	135,183,918	135,441,390	136,536,372
Dividends declared	$24,421	$24,497	$24,419	$73,413	$73,252
Dividend payout ratio [2]	49.08%	47.87%	51.42%	44.54%	57.63%

[2] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	135,516,404	135,927,287	135,509,143
Book value per share	$15.23	$15.12	$14.63
Tangible book value per share	$10.13	$10.02	$9.46

	September 30, 2021	December 31, 2020	September 30, 2020
Nonperforming assets:
Nonaccrual loans	$8,446	$14,347	$11,775
Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	-	-
Other real estate owned (OREO), net	-	3,392	4,189

Total nonperforming assets	$8,446	$17,739	$15,964

Troubled debt restructured performing loans	$7,975	$2,159	$2,217

Percentage of nonperforming assets to total loans outstanding and OREO	0.11%	0.21%	0.19%
Percentage of nonperforming assets to total assets	0.05%	0.12%	0.12%
Allowance for credit losses to nonperforming assets	773.90%	528.17%	588.00%

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Allowance for credit losses:
Beginning balance	$69,342	$71,805	$93,983	$93,692	$68,660
Impact of adopting ASU 2016-13	-	-	-	-	1,840
Total charge-offs	(11)	(510)	(231)	(2,996)	(484)
Total recoveries on loans previously charged-off	33	47	117	168	353

Net charge-offs	22	(463)	(114)	(2,828)	(131)
(Recapture of) provision for credit losses	(4,000)	(2,000)	-	(25,500)	23,500

Allowance for credit losses at end of period	$65,364	$69,342	$93,869	$65,364	$93,869

Net charge-offs to average loans	0.000%	-0.006%	-0.001%	-0.035%	-0.002%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	September 30, 2021		December 31, 2020		September 30, 2020

	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$52.3	0.9%	$75.4	1.4%	$74.5	1.4%
Construction	1.1	1.4%	1.9	2.3%	1.9	1.9%
SBA	2.9	1.0%	3.0	1.0%	3.5	1.1%
SBA - PPP	-	-	-	-	-	-
Commercial and industrial	4.9	0.6%	7.1	0.9%	8.6	1.1%
Dairy & livestock and agribusiness	3.2	1.1%	4.0	1.1%	3.7	1.5%
Municipal lease finance receivables	0.1	0.2%	0.1	0.2%	0.2	0.4%
SFR mortgage	0.2	0.1%	0.4	0.1%	0.2	0.1%
Consumer and other loans	0.7	1.0%	1.8	2.1%	1.3	1.4%

Total	$65.4	0.8%	$93.7	1.1%	$93.9	1.1%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2021		2020		2019
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.00	$19.15	$22.01	$14.92	$23.18	$19.94
June 30,	$22.98	$20.50	$22.22	$15.97	$22.22	$20.40
September 30,	$20.86	$18.72	$19.87	$15.57	$22.23	$20.00
December 31,			$21.34	$16.26	$22.18	$19.83

Quarterly Consolidated Statements of Earnings

	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Interest income
Loans and leases, including fees	$88,390	$91,726	$91,795	$95,733	$94,200
Investment securities and other	16,157	15,302	13,729	12,911	12,426

Total interest income	104,547	107,028	105,524	108,644	106,626

Interest expense
Deposits	1,113	1,425	1,812	2,525	2,958
Other borrowings	135	215	244	266	343

Total interest expense	1,248	1,640	2,056	2,791	3,301

Net interest income before (recapture of) provision for credit losses	103,299	105,388	103,468	105,853	103,325
(Recapture of) provision for credit losses	(4,000)	(2,000)	(19,500)	-	-

Net interest income after (recapture of) provision for credit losses	107,299	107,388	122,968	105,853	103,325

Noninterest income	10,483	10,836	13,681	12,925	13,153
Noninterest expense	48,099	46,545	47,163	48,276	49,588

Earnings before income taxes	69,683	71,679	89,486	70,502	66,890
Income taxes	19,930	20,500	25,593	20,446	19,398

Net earnings	$49,753	$51,179	$63,893	$50,056	$47,492

Effective tax rate	28.60%	28.60%	28.60%	29.00%	29.00%

Basic earnings per common share	$0.37	$0.38	$0.47	$0.37	$0.35
Diluted earnings per common share	$0.37	$0.38	$0.47	$0.37	$0.35

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.18

Cash dividends declared	$24,421	$24,497	$24,495	$24,413	$24,419

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Commercial real estate	$5,734,699	$5,670,696	$5,596,781	$5,501,509	$5,428,223
Construction	77,398	88,280	96,356	85,145	101,903
SBA	307,533	291,778	307,727	303,896	304,987
SBA - PPP	330,960	657,815	897,724	882,986	1,101,142
Commercial and industrial	769,977	749,117	753,708	812,062	817,056
Dairy & livestock and agribusiness	279,584	257,781	261,088	361,146	252,802
Municipal lease finance receivables	47,305	44,657	42,349	45,547	38,040
SFR mortgage	231,323	237,124	255,400	270,511	274,731
Consumer and other loans	70,741	74,062	81,924	86,006	88,988

Gross loans, net of deferred loan fees and discounts	7,849,520	8,071,310	8,293,057	8,348,808	8,407,872
Allowance for credit losses	(65,364)	(69,342)	(71,805)	(93,692)	(93,869)

Net loans	$7,784,156	$8,001,968	$8,221,252	$8,255,116	$8,314,003

Deposit Composition by Type and Customer Repurchase Agreements

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Noninterest-bearing	$8,310,709	$8,065,400	$7,577,839	$7,455,387	$6,919,423
Investment checking	594,347	588,831	567,062	517,976	447,910
Savings and money market	3,680,721	3,649,305	3,526,424	3,361,444	3,356,353
Time deposits	344,439	365,521	407,330	401,694	445,148

Total deposits	12,930,216	12,669,057	12,078,655	11,736,501	11,168,834

Customer repurchase agreements	659,579	578,207	506,346	439,406	483,420

Total deposits and customer repurchase agreements	$13,589,795	$13,247,264	$12,585,001	$12,175,907	$11,652,254

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Nonperforming loans:
Commercial real estate	$4,073	$4,439	$7,395	$7,563	$6,481
Construction	-	-	-	-	-
SBA	1,513	1,382	2,412	2,273	1,724
Commercial and industrial	2,038	1,818	2,967	3,129	1,822
Dairy & livestock and agribusiness	118	118	259	785	849
SFR mortgage	399	406	424	430	675
Consumer and other loans	305	308	312	167	224

Total	$8,446	$8,471	$13,769	$14,347	$11,775

% of Total loans	0.11%	0.10%	0.17%	0.17%	0.14%

Past due 30-89 days:
Commercial real estate	$-	$-	$178	$-	$-
Construction	-	-	-	-	-
SBA	-	-	258	1,965	66
Commercial and industrial	122	415	952	1,101	3,627
Dairy & livestock and agribusiness	1,000	-	-	-	-
SFR mortgage	-	-	266	-	-
Consumer and other loans	-	-	21	-	67

Total	$1,122	$415	$1,675	$3,066	$3,760

% of Total loans	0.01%	0.01%	0.02%	0.04%	0.04%

OREO:
Commercial real estate	$-	$-	$1,575	$1,575	$1,575
SBA	-	-	-	-	797
SFR mortgage	-	-	-	1,817	1,817

Total	$-	$-	$1,575	$3,392	$4,189

Total nonperforming, past due, and OREO	$9,568	$8,886	$17,019	$20,805	$19,724

% of Total loans	0.12%	0.11%	0.21%	0.25%	0.23%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	September 30, 2021	December 31, 2020	September 30, 2020

Tier 1 leverage capital ratio	4.0%	9.2%	9.9%	9.9%
Common equity Tier 1 capital ratio	7.0%	14.9%	14.8%	14.6%
Tier 1 risk-based capital ratio	8.5%	14.9%	15.1%	14.9%
Total risk-based capital ratio	10.5%	15.7%	16.2%	16.1%

Tangible common equity ratio		8.9%	9.6%	9.8%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2021, December 31, 2020 and September 30, 2020.

	September 30, 2021	December 31, 2020	September 30, 2020

	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,063,920	$2,007,990	$1,981,957
Less: Goodwill	(663,707)	(663,707)	(663,707)
Less: Intangible assets	(27,286)	(33,634)	(35,804)

Tangible book value	$1,372,927	$1,310,649	$1,282,446
Common shares issued and outstanding	135,516,404	135,600,501	135,509,143

Tangible book value per share	$10.13	$9.67	$9.46

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(Dollars in thousands)

Net Income	$49,753	$51,179	$47,492	$164,825	$127,103
Add: Amortization of intangible assets	2,014	2,167	2,292	6,348	7,182
Less: Tax effect of amortization of intangible assets [1]	(595)	(641)	(678)	(1,877)	(2,123)

Tangible net income	$51,172	$52,705	$49,106	$169,296	$132,162

Average stockholders’ equity	$2,080,238	$2,048,956	$1,985,842	$2,054,132	$1,986,300
Less: Average goodwill	(663,707)	(663,707)	(663,707)	(663,707)	(663,707)
Less: Average intangible assets	(28,240)	(30,348)	(37,133)	(30,377)	(39,376)

Average tangible common equity	$1,388,291	$1,354,901	$1,285,002	$1,360,048	$1,283,217

Return on average equity, annualized	9.49%	10.02%	9.51%	10.73%	8.55%
Return on average tangible common equity, annualized	14.62%	15.60%	15.20%	16.64%	13.76%

[1] Tax effected at respective statutory rates.